Exhibit 10.1
SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of January 24, 2008, by and among (i) Insight Enterprises, Inc., a Delaware corporation (“Buyer”), (ii) Insight Networking Services, LLC, a Delaware limited liability company (“Acquisition Sub”), (iii) AVNET, INC., a New York corporation (“Avnet”), (iv) CALENCE HOLDINGS, INC., an Arizona corporation (“Holdings”), (v) MICHAEL F. FONG, an individual (“Fong”), (vi) TIMOTHY J. PORTHOUSE, an individual (“Porthouse”), (vii) RICHARD J. LESNIAK, JR., an individual (“R. Lesniak”), (viii) MARY DONNA RIVES LESNIAK, an individual (“M. Lesniak”), (ix) the RICHARD J. LESNIAK IRREVOCABLE TRUST, ESTABLISHED JANUARY 1, 2001 (the “RJL Trust”), (x) the MARY DONNA LESNIAK IRREVOCABLE TRUST, ESTABLISHED JANUARY 1, 2001 (the “MDL Trust”) (the MDL Trust and the RJL Trust are collectively referred to as the “Lesniak Trusts”) (the Lesniak Trusts, R. Lesniak, and M. Lesniak are collectively referred to as the “Lesniak Supporters”) (Fong, Porthouse, R. Lesniak, M. Lesniak, the RJL Trust, and the MDL Trust are collectively referred to herein as the “Founding Stockholders”).
Recitals
A. Buyer, Acquisition Sub, and Calence, LLC, a Delaware limited liability company (the “Company”), are parties to that certain Agreement and Plan of Merger dated as of January 24, 2008 (the “Merger Agreement”), pursuant to which Acquisition Sub will merge with and into the Company (the “Merger”).
B. Avnet and Holdings own all of the membership interests of the Company, and the Founding Stockholders own certain of the issued and outstanding shares of common stock of Holdings.
C. As a condition for Buyer and Acquisition Sub to enter into the Merger Agreement and to consummate the Merger, Avnet, Holdings, and the Founding Stockholders are entering into this Agreement.
D. Capitalized terms used, but not defined, herein shall have the meaning given to them in the Merger Agreement.
Agreement
NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the parties agree as follows:
1. No Negotiation. Until the Merger is consummated or the Merger Agreement is terminated in accordance with its terms, each of Avnet, Holdings, and each Founding Stockholder agrees that he, she, or it shall not, and shall cause their respective Affiliates not to, directly or indirectly, solicit, initiate, encourage, or entertain any inquiries, offers, or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any inquiries, offers, or proposals from any Person (other than Buyer or its Affiliates) relating to any business combination transaction involving the Company, including the sale of the Company’s membership interests, the merger or consolidation of the Company, or the sale of a material portion of the Company’s assets. Each of Avnet, Holdings, and each Founding Stockholder agrees that he, she, or it shall notify Buyer immediately if any Person makes any proposal, offer, counter-offer, inquiry or contact with respect to any of the foregoing, including a summary of the terms of such proposal, offer, counter-offer, inquiry or contact and the identity of the Person making it.

2. Representations and Warranties.
(a) Equity Ownership.
i. Avnet. Avnet represents and warrants that it is the record and beneficial owner of the membership interests of the Company set forth on Schedule 2(a) attached hereto (the “Avnet Interests”). Except as provided in the Company Operating Agreement, Avnet represents and warrants that the Avnet Interests (i) are not subject to or bound by any agreement affecting or relating to Avnet’s right to transfer the Avnet Interests, and (ii) are free and clear of all Liens. Except as provided in the Company Operating Agreement, there are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Avnet Interests to which Avnet is a party.
ii. Holdings. Holdings represents and warrants that it is the record and beneficial owner of the membership interests of the Company set forth on Schedule 2(a) (the “Holdings Interests”). Except as provided in the Company Operating Agreement, Holdings represents and warrants that the Holdings Interests (i) are not subject to or bound by any agreement affecting or relating to Holdings’ right to transfer the Holdings Interests, and (ii) are free and clear of all Liens. Except as provided in the Company Operating Agreement, there are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Holdings Interests to which Holdings is a party.
iii. Fong. Fong represents and warrants that he is the record and beneficial owner of the shares of common stock of Holdings set forth on Schedule 2(a) (the “Fong Stock”). Except as set forth on Schedule 2(a), Fong represents and warrants that the shares of Fong Stock (i) are not subject to or bound by any agreement affecting or relating to Fong’s right to transfer the Fong Stock, and (ii) are free and clear of all Liens. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Fong Stock to which Fong is a party.
iv. Porthouse. Porthouse represents and warrants that he is the record and beneficial owner of the shares of common stock of Holdings set forth on Schedule 2(a) (the “Porthouse Stock”). Porthouse represents and warrants that the shares of Porthouse Stock (i) are not subject to or bound by any agreement affecting or relating to Porthouse’s right to transfer the Porthouse Stock, and (ii) are free and clear of all Liens. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Porthouse Stock to which Porthouse is a party.
v. R. Lesniak. R. Lesniak represents and warrants that he is the record and beneficial owner of the shares of common stock of Holdings set forth on Schedule 2(a) (the “R. Lesniak Stock”). R. Lesniak represents and warrants that the shares of R. Lesniak Stock (i) are not subject to or bound by any agreement affecting or relating to R. Lesniak’s right to transfer the R. Lesniak Stock, and (ii) are free and clear of all Liens. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the R. Lesniak Stock to which R. Lesniak is a party.
vi. M. Lesniak. M. Lesniak represents and warrants that she is the record and beneficial owner of the shares of common stock of Holdings set forth on Schedule 2(a) (the “M. Lesniak Stock”). M. Lesniak represents and warrants that the shares of M. Lesniak Stock (i) are not subject to or bound by any agreement affecting or relating to M. Lesniak’s right to transfer the M. Lesniak Stock, and (ii) are free and clear of all Liens. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the M. Lesniak Stock to which M. Lesniak is a party.
vii. The Lesniak Trusts. The Lesniak Supporters represent and warrant that the Lesniak Trusts are the record and beneficial owner of the shares of common stock of Holdings set forth on Schedule 2(a) (the “Lesniak Trust Stock”). The Lesniak Supporters represent and warrant that the shares of Lesniak Trust Stock (i) are not subject to or bound by any agreement affecting or relating to the Lesniak Trusts’ right to transfer the Lesniak Trust Stock, and (ii) are free and clear of all Liens. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Lesniak Trust Stock to which any of the Lesniak Supporters is a party.

(b) Authority, Approval, and Enforceability.
i. Avnet. Avnet represents and warrants that it has the requisite power and authority to duly execute, deliver, and perform this Agreement, and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Avnet and no other proceedings on the part of Avnet are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Avnet and constitutes the legal, valid, and binding obligation of Avnet, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or other similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
ii. Holdings. Holdings represents and warrants that it has the requisite power and authority to duly execute, deliver, and perform this Agreement, and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Holdings and no other proceedings on the part of Holdings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holdings and constitutes the legal, valid, and binding obligation of Holdings, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or other similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
iii. Fong. This Agreement has been duly executed and delivered by Fong and constitutes the legal, valid, and binding obligation of Fong, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or other similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
iv. Porthouse. This Agreement has been duly executed and delivered by Porthouse and constitutes the legal, valid, and binding obligation of Porthouse, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or other similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
v. R. Lesniak. This Agreement has been duly executed and delivered by R. Lesniak and constitutes the legal, valid, and binding obligation of R. Lesniak, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or other similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
vi. M. Lesniak. This Agreement has been duly executed and delivered by M. Lesniak and constitutes the legal, valid, and binding obligation of M. Lesniak, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or other similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

vii. The Lesniak Trusts. Lowell Scott Salter, III, as trustee of The Richard J. Lesniak Irrevocable Trust, established January 1, 2001, and the Mary Donna Lesniak Irrevocable Trust, established January 1, 2001, has the requisite power and authority to execute, deliver, and perform this Agreement on behalf of the Lesniak Trusts. All action necessary to bind each of the Lesniak Trusts to this Agreement has been taken, in each case in accordance with the terms of the appropriate trust documents. This Agreement has been duly executed and delivered by the Lesniak Trusts and constitutes the legal, valid, and binding obligation of the Lesniak Trusts, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or other similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
(c) Holdings Capitalization. Each Founding Stockholder represents and warrants that all shares of capital stock of Holdings are owned beneficially and of record as set forth in Schedule 2(c) attached hereto. Each Founding Stockholder further represents and warrants that, except as set forth on Schedule 2(c), there are no other authorized, issued, or outstanding capital stock of Holdings, or securities convertible into or exchangeable or exercisable for capital stock of Holdings, or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, contracts, commitments, understandings, or arrangements of any character by which Holdings, any Founding Stockholder, or any other Person is bound to issue, transfer, sell, repurchase, retire, or cause to be issued, transferred, sold, repurchased, or retired any capital stock of Holdings or securities convertible into or exchangeable or exercisable for capital stock of Holdings, or obligating Holdings to grant, extend, or enter into any such options, warrants, calls, preemptive rights, subscriptions, or other rights, agreements, contracts, commitments, understandings, or arrangements.
(d) Company Capitalization. Each of Avnet and each Founding Stockholder represents and warrants that the matters set forth in Section 2.3 of the Merger Agreement are true and correct in all material respects.
(e) Full Disclosure.
i. Avnet represents and warrants that Buyer has been furnished with all facts that are material to the Special Indemnity Matter (as defined in Schedule 4(d) attached hereto) and that are within the Knowledge of Avnet. For purposes of this Section 2(e)(i), “Knowledge of Avnet” means the actual knowledge of (A) Roy Vallee, Avnet’s Chief Executive Officer, (B) David Birk, Avnet’s General Counsel, (C) Ray Sadowski, Avnet’s Chief Financial Officer, and (D) Erin Lewin, Avnet’s Chief Ethics and Compliance Officer, with respect to the Special Indemnity Matter.
ii. Fong represents and warrants that Buyer has been furnished with all facts that are material to the Special Indemnity Matter and that are within the Knowledge of Fong. For purposes of this Section 2(e)(ii), “Knowledge of Fong” means the actual knowledge, after reasonable inquiry, of Fong with respect to the Special Indemnity Matter.
iii. Porthouse represents and warrants that Buyer has been furnished with all facts that are material to the Special Indemnity Matter and that are within the Knowledge of Porthouse. For purposes of this Section 2(e)(iii), “Knowledge of Porthouse” means the actual knowledge, after reasonable inquiry, of Porthouse with respect to the Special Indemnity Matter.
iv. R. Lesniak represents and warrants that Buyer has been furnished with all facts that are material to the Special Indemnity Matter and that are within the Knowledge of R. Lesniak. For purposes of this Section 2(e)(iv), “Knowledge of R. Lesniak” means the actual knowledge of R. Lesniak with respect to the Special Indemnity Matter.

v. M. Lesniak represents and warrants that Buyer has been furnished with all facts that are material to the Special Indemnity Matter and that are within the Knowledge of M. Lesniak. For purposes of this Section 2(e)(v), “Knowledge of M. Lesniak” means the actual knowledge of R. Lesniak with respect to the Special Indemnity Matter.
vi. The Lesniak Trusts represent and warrant that Buyer has been furnished with all facts that are material to the Special Indemnity Matter and that are within the Knowledge of the Lesniak Trusts. For purposes of this Section 2(e)(vi), “Knowledge of the Lesniak Trusts” means the actual knowledge of R. Lesniak with respect to the Special Indemnity Matter.
3. Release of Escrow Interest. Each of Avnet, Holdings, and the Founding Stockholders hereby releases any and all interests it, he, or she might have in the Escrow Amount until such time as the Escrow Amount is actually distributed to Avnet and Holdings pursuant to the Merger Agreement. Avnet, Holdings, and the Founding Stockholders acknowledge that a portion or all of the Escrow Amount may not be distributed to Avnet and Holdings at any particular time or at all, and any distributions that are made will be subject to the terms and conditions of the Merger Agreement and the Escrow Agreement.
4. Indemnification.
(a) Employee Benefits/ERISA and Tax Indemnification.
i. Avnet shall indemnify, defend, and hold harmless Buyer and its Subsidiaries, Affiliates, successors, assigns, officers, directors, stockholders, and employees (the “Buyer Indemnified Parties”) from and against all Damages incurred by any Buyer Indemnified Party that arise out of or result from (A) any Taxes arising from or with respect to the AES Transferred Assets or the operation of the AES Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to February 1, 2006 (except as otherwise provided in the Contribution Agreement, as defined below), and (B) any liability retained by Avnet pursuant to Section 5.8 of the Contribution Agreement arising in respect of or relating to AES Business Employees or any AES Employee Plan. For purposes of this Section 4, “AES Transferred Assets,” “AES Business,” “AES Business Employees,” and “AES Employee Plan” shall have the meanings given to them in that certain Asset Contribution Agreement, dated as of November 28, 2005, by and among, Avnet, Calence, Inc., the stockholders named therein, and the Company (the “Contribution Agreement”). Such obligation to indemnify shall survive for the applicable statute of limitations plus 60 days, unless before such indemnification period expires Buyer shall have delivered to Avnet a Claim Notice with respect to which any claim for indemnification under this Section 4(a)(i) has not been finally resolved, in which case such obligation to indemnify shall continue beyond such period but only with respect to any such unresolved claim and only until such unresolved claim is finally resolved. For the avoidance of doubt, Avnet’s obligation to indemnify under this Section 4(a)(i) shall not be limited by any provision contained in Article VIII of the Contribution Agreement, including without limitation, Sections 8.1, 8.2(b) and 8.2(d) thereof.
ii. Each Founding Stockholder shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Damages incurred by any Buyer Indemnified Party that arise out of or result from (A) any Taxes arising from or with respect to the Calence Transferred Assets or the operation of Calence that are incurred in or attributable to any period, or any portion of any period, ending on or prior to February 1, 2006 (except as otherwise provided in the Contribution Agreement), and (B) any liability retained by Holdings pursuant to Section 5.8 of the Contribution Agreement arising in respect of or relating to Calence Employees or any Calence Employee Plan. For purposes of this Section, “Calence Transferred Assets,” “Calence,” “Calence Employees,” and “Calence Employee Plan” shall have the meanings given to them in the Contribution Agreement. Such obligation to indemnify shall survive for the applicable statute of limitations plus 60 days, unless before such indemnification period expires Buyer shall have delivered to the Member Agent a Claim Notice with respect to which any claim for indemnification under this Section 4(a)(ii) has not been finally resolved, in which case such obligation to indemnify shall continue beyond such period but only with respect to any such unresolved claim and only until such unresolved claim is finally resolved. For the avoidance of doubt, each Founding Stockholder’s obligation to indemnify under this Section 4(a)(ii) shall not be limited by any provision contained in Article VIII of the Contribution Agreement, including without limitation, Sections 8.1, 8.3(b) and 8.3(d) thereof.

iii. Any claim for indemnification under this Section 4(a) may be made only under this Agreement, and not under the Merger Agreement.
(b) Fraud Indemnification. Each of Avnet and each Founding Stockholder shall severally (in accordance with each party’s Proportionate Share), but not jointly, indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Damages incurred by any of them that arise out of or result from any fraud by the Company in connection with the representations and warranties of the Company set forth in Article II of the Merger Agreement. Such obligation to indemnify shall terminate on the later of (i) the 36-month anniversary of the Closing, and (ii) the earlier of (w) 30 days after the completion of Buyer’s financial audit for the year ending December 31, 2010 and (x) March 31, 2011, unless before such termination Buyer shall have delivered to the Member Agent a Claim Notice with respect to which any claim for indemnification under this Section 4(b) has not been finally resolved, in which case such obligation to indemnify shall continue beyond such period but only with respect to any such unresolved claim and only until such unresolved claim is finally resolved. For purposes of this Agreement, “Proportionate Share” shall mean, as to each Indemnifying Party, the greater of (i) the Proportionate Share percentage set forth opposite such party’s name on Schedule 4(b) attached hereto and (ii) (x) in the case of Avnet, Avnet’s Pro Rata Portion of the Company immediately prior to the Effective Time and (y) in the case of each Founding Stockholder, the quotient of the number of shares of common stock of Holdings set forth on Schedule 2(a) for such Founding Stockholder divided by the total number of shares of common stock of Holdings set forth on Schedule 2(a) for all Founding Stockholders multiplied by Holdings’ Pro Rata Portion of the Company immediately prior to the Effective Time.
(c) Support Agreement Indemnification.
i. Avnet. Avnet shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Damages incurred by any Buyer Indemnified Party that arise out of or result from (A) any breach of any of the representations and warranties of Avnet in this Agreement, and (B) any breach by Avnet of any of its covenants in this Agreement.
ii. Holdings. Holdings shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Damages incurred by any Buyer Indemnified Party that arise out of or result from (A) any breach of any of the representations and warranties of Holdings in this Agreement, and (B) any breach by Holdings of any of its covenants in this Agreement.
iii. Fong. Fong shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Damages incurred by any Buyer Indemnified Party that arise out of or result from (A) any breach of any of the representations and warranties of Fong in this Agreement, and (B) any breach by Fong of any of his covenants in this Agreement; or (C) any claim related to or arising under the Fong Security Agreements as defined in Schedule 2(a) attached hereto.
iv. Porthouse. Porthouse shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Damages incurred by any Buyer Indemnified Party that arise out of or result from (A) any breach of any of the representations and warranties of Porthouse in this Agreement, and (B) any breach by Porthouse of any of his covenants in this Agreement.

v. R. Lesniak. R. Lesniak shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Damages incurred by any Buyer Indemnified Party that arise out of or result from (A) any breach of any of the representations and warranties of R. Lesniak in this Agreement, and (B) any breach by R. Lesniak of any of his covenants in this Agreement.
vi. M. Lesniak. M. Lesniak shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Damages incurred by any Buyer Indemnified Party that arise out of or result from (A) any breach of any of the representations and warranties of M. Lesniak in this Agreement, and (B) any breach by M. Lesniak of any of her covenants in this Agreement.
vii. The Lesniak Trusts. The Lesniak Trusts shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Damages incurred by any Buyer Indemnified Party that arise out of or result from (A) any breach of any of the representations and warranties of the Lesniak Trusts in this Agreement, and (B) any breach by the Lesniak Trusts of any of their covenants in this Agreement.
(d) Special Indemnity.
i. Each of Avnet and each Founding Stockholder shall, on a joint and several basis, indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Losses incurred by any of them that arise out of or result from the Special Indemnity Matter (as defined in Schedule 4(d) attached hereto). Such obligation to indemnify shall survive for a period of seven years following the Closing Date, unless before such indemnification period expires Buyer shall have delivered to the Member Agent a Claim Notice with respect to which any claim for indemnification under this Section 4(d) has not been finally resolved, in which case such obligation to indemnify shall continue beyond such period but only with respect to any such unresolved claim and only until such unresolved claim is finally resolved. For purposes of the indemnity provided in this Section 4(d), “Losses” shall mean any and all Damages, restitution, and punitive and exemplary damages. Notwithstanding the foregoing, (i) the indemnification obligations under this Section 4(d) shall be several (in accordance with each party’s Proportionate Share), and not joint, for any Losses related to any single incident or series of related incidents occurring solely on or after February 1, 2006 and (ii) no Founding Stockholder shall have any liability under this Section 4(d) for any Losses related to any single incident or series of related incidents occurring solely prior to February 1, 2006.
ii. The amount of any Losses subject to indemnification under Section 4(d) shall be calculated net of any amounts that are actually recovered by Buyer or its Affiliates under insurance policies or other collateral sources (such as contractual indemnities of any Person that are contained outside this Agreement), and Buyer hereby covenants that, to the extent related to claims for indemnification already paid pursuant to Section 4(d), neither it nor its Affiliates will release any such collateral sources from any obligations those sources may have and that Buyer and its Affiliates will use commercially reasonable efforts to pursue all such insurance claims or other collateral sources promptly and in good faith. In the event any such amounts recoverable under insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to Section 4(d), then Buyer and its Affiliates shall use commercially reasonable efforts to pursue such insurance policies or collateral sources, and in the event it receives any recovery, the amount of such recovery shall be applied first, to reimburse Buyer and its Affiliates for their out-of-pocket expenses (including reasonable attorneys’ fees) expended in pursuing such recovery, and second, to refund any payments made by the Members that would not have been so paid had such recovery been obtained prior to such payment. In addition, all Losses subject to indemnification hereunder shall be calculated net of any Tax Benefits that are realized by Buyer or its Affiliates as a result thereof; provided, however, that if such reduction in Tax liability of Buyer is subsequently required to be paid to a Governmental Authority, then the Members shall make a payment to Buyer in the amount equal to the excess of (i) the amount of such payment made by Buyer to the Governmental Authority over (ii) the Subsequent Tax Benefit.

(e) Procedure. The parties hereto agree that any claim made pursuant to this Section 4 shall be subject to and conducted in accordance with the indemnification procedures set forth in Section 8.3(a) of the Merger Agreement, except that (i) notice of any Proceeding that has commenced on or prior to the Closing Date shall be deemed given by the Indemnified Party, (ii) reference to “Section 8(a)” therein shall be deemed to refer to the applicable Section herein, and (iii) any Proceeding relating to the Special Indemnity Matter shall be subject to and conducted in accordance with the procedures set forth in that certain letter dated as of the date hereof among the parties hereto.
(f) Assumption of Indemnification Obligations; Limitations. In the event that Avnet or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person (whether by sale, merger, distribution, dividend, operation of law, or otherwise), then, and in each such case and as a condition precedent to the validity of any such action, proper provision will be made so that the successors and assigns of Avnet shall fully assume the obligations thereof set forth in this Section 4. The indemnification provided under this Section 4 shall be subject to that certain letter dated as of the date hereof among the parties hereto executed in connection with the Merger.
5. Bonding Matters. Buyer and Avnet shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary to replace, effective as of the Closing Date, all bid and performance bonds and/or similar payment guarantees identified on Schedule 5 attached hereto (the “Bond Schedule”) issued by or for the account of Avnet to support the Company’s business (collectively, the “Avnet Performance Bonds”). Avnet agrees to provide Buyer an updated Bond Schedule at least five Business Days prior to the anticipated Closing Date. In the event any Avnet Performance Bond is not so replaced, effective as of the Closing Date, Buyer hereby guarantees, on an absolute and unconditional basis, payment in full of any amounts Avnet is required from time to time to pay under any Avnet Performance Bond; provided, however, that such payment guarantee shall terminate upon issuance by a bank reasonably acceptable to Avnet of one or more standby letters of credit having an aggregate face amount equal to Avnet’s maximum exposure under all outstanding Avnet Performance Bonds and that include irrevocable instructions permitting Avnet to draw upon such letters of credit to reimburse Avnet for any payment Avnet is required to make under any Avnet Performance Bond. Any payment required to be made by Buyer to Avnet under this Section 5 shall be made promptly and in any event within five Business Days after notice from Avnet of its payment under any Avnet Performance Bond, which notice shall indicate with reasonable specificity the Avnet Performance Bond that required payment and the date and amount of such payment.
6. Member Clawbacks.
(a) Purchase Price Adjustment. If (i) the Final Adjustment Amount Due results in a downward adjustment to the Purchase Price and (ii) the downward adjustment to the Purchase Price exceeds the Post-Closing Adjustment Escrow (the “Adjustment Shortfall Amount”), then Avnet and the Founding Stockholders shall promptly (and in any event within five Business Days following the date on which the Final Adjustment Amount Due is finally determined pursuant to the Merger Agreement) pay, or cause to be paid to Buyer, in cash, an amount equal to the Adjustment Shortfall Amount; provided, however, that each party’s maximum liability under this Section 6(a) shall not exceed its Proportionate Share of the Adjustment Shortfall Amount.

(b) Earn-Out Payments. Avnet and each Founding Stockholder agrees to pay its Proportionate Share of any Earn-Out Overpayment Amount in accordance with Section 1.12(a) of the Merger Agreement.
(c) Tax Benefits. Avnet and each Founding Stockholder agrees to pay its Proportionate Share of any amounts required to be paid to Buyer under the proviso to Section 8.2(c) of the Merger Agreement, such payment to be made within five Business Days of receipt of notice that such payment is due.
7. Member Agent.
(a) Appointment. Each of Avnet and Holdings hereby designates Fong to serve as its representative (the “Member Agent”) for all purposes under the Merger Agreement, including receipt of disclosures, granting and/or executing consents or waivers, receiving notices, and agreeing to and executing amendments and/or modifications to the Merger Agreement. The Member Agent hereby accepts such appointment and agrees to be bound by the terms of the Merger Agreement. The designation by Avnet and Holdings of the Member Agent may not be revoked without the written consent of Buyer.
(b) Member Agent’s Authority. The Member Agent is authorized to (i) give and receive notices and communications, (ii) authorize delivery to Buyer of monies from the Escrow Fund in satisfaction of claims made by Buyer, (iii) deliver notices of objection, (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and (v) take all actions necessary or appropriate in the judgment of Member Agent to carry out his responsibilities, exercise his authority, and represent the interests of the Members.
(c) Successor Member Agent. The Members can appoint a different Member Agent from time to time upon not less than thirty (30) days prior written notice to Buyer. However, the Member Agent cannot be removed unless holders of an at least 80% interest in the Escrow Fund agree to the removal and to the identity of the substituted agent. Any vacancy in the position of Member Agent can be filled by approval of the holders of a majority in interest of the Escrow Fund.
(d) Bond and Compensation. No bond will be required of the Member Agent, and the Member Agent will not receive compensation for his services.
(e) Notices. Notices or communications to or from the Member Agent will constitute notice to or from each of the Members.
(f) Liability. The Member Agent will not be liable to any Member for any act done or omitted under the Merger Agreement as Member Agent while acting without gross negligence, in good faith, and in the exercise of reasonable judgment.
(g) Member Agent Action. A decision, act, consent, or instruction of the Member Agent will constitute a decision of all the former Members for whom a portion of the Escrow Fund otherwise payable to them is deposited in the Escrow Fund and will be final, binding, and conclusive upon each of such former Members, and Buyer may rely upon any such decision, act, consent, or instruction of the Member Agent as being the decision, act, consent, or instruction of each former Member. Buyer is hereby relieved from any liability to any Person for any acts done by them in accordance with such Member Agent decision, act, consent, or instruction.

8. Voting Agreement
(a) Holdings and each Founding Stockholder represents and warrants that (i) the consummation of the Merger and the other transactions contemplated thereby have been duly authorized, adopted, and approved by the Board of Directors of Holdings (the “Holdings Board”) and (ii) the shares of common stock of Holdings (the “Holdings Common Stock”) held by the Founding Stockholders, in the aggregate, constitute 94.25% of the voting power of Holdings.
(b) Holdings shall, and the Founding Stockholders agree to cause Holdings to, (i) promptly take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene, not later than fifteen (15) Business Days following the date hereof, a special meeting of its stockholders (the “Special Meeting”) to approve the Merger and the other transactions contemplated thereby and (ii) (x) include in the notice to Holdings’ stockholders of the Special Meeting the recommendation of the Holdings Board to vote in favor of the transactions contemplated by the Merger and (y) not change such recommendation at any time prior to the earlier of the Effective Date and the termination of the Merger Agreement in accordance with Article VII thereof. The stockholder vote or consent required for approval of the Merger will be no greater than that required by applicable law.
(c) Each Founding Stockholder agrees, during the period commencing on the date hereof and continuing until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with Article VII thereof, and in respect of all shares of Holdings Common Stock set forth on Schedule 2(a) attached hereto owned beneficially and of record by such Founding Stockholder, to (i) appear (in person or by proxy) at the Special Meeting for the purpose of obtaining a quorum and (ii) vote (A) in favor of the approval of any matter to be approved by the stockholders of Holdings to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (B) against any proposal made in opposition to, or in competition or inconsistent with, the Merger, including the adoption thereof or the consummation thereof, including any amendment of Holdings organizational documents or other proposal or transaction involving Holdings which amendment or other proposal or transaction would in any manner impede, interfere with, materially delay, frustrate, prevent, or nullify or result in a breach of any representation or warranty, covenant, agreement or other obligation of Holdings under or with respect to the Merger or any of the transactions contemplated thereby, and (C) against any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article V of the Merger Agreement not being fulfilled.
(d) Without the prior written consent of Buyer, each Founding Stockholder agrees, during the period commencing on the date hereof and continuing until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with Article VII thereof, not to (i) directly or indirectly Transfer or offer to Transfer any shares of Holdings Common Stock, (ii) enter into any voting arrangement, whether by proxy (except as set forth in paragraph (c) above), voting agreement or otherwise, with respect to such Holdings Common Stock or (iii) otherwise restrict the ability of such Founding Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. For purposes hereof, “Transfer” means, with respect to any shares of Holdings Common Stock, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such shares or the beneficial ownership thereof (including by operation of law), or the entry into any contract to effect any of the foregoing, including, for purposes of this Section 8, the transfer or sharing of any voting power of such security or other rights in or of such security (except as set forth in paragraph (c) above), the granting of any proxy with respect to such security (except as set forth in paragraph (c) above), depositing such security into a voting trust or entering into a voting agreement with respect to such security.

(e) Holdings agrees to provide Buyer written notice promptly upon receiving stockholder approval of the Merger.
(f) Holdings and each Founding Stockholder recognizes and acknowledges that a breach by any such party of any covenants or agreements contained in this Section 8 will cause Buyer to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore Holdings and each Founding Stockholder agrees that in the event of any such breach, or threatened breach, Buyer shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity, and that any requirement for the posting of a bond or similar requirement in any such proceeding is hereby irrevocably waived.
9. Miscellaneous.
(a) Governing Law. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the state of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).
(b) Entire Agreement; Amendments; Waivers. This Agreement together with the Merger Agreement and any other Collateral Agreement to which any party hereto is a party constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
(c) Schedules. The Schedules referred to herein are attached hereto and incorporated herein by this reference.
(d) Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
(e) References and Construction.
i. Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require.

ii. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.
(f) Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits, or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties, except that Buyer may assign all or any portion of its rights, interests or obligations to one or more Subsidiaries of Buyer, which assignees may thereafter assign any such rights, interests or obligations to one or more Subsidiaries; provided, however, that no such assignment by Buyer or any such subsequent assignment shall relieve Buyer of any of its obligations hereunder.
(g) Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

IF TO BUYER OR ACQUISITION SUB:	Insight Enterprises, Inc.
1305 W. Auto Drive
Tempe, Arizona 85284
Attn.: Richard A. Fennessy
Fax No.: (480) 760-7868

With a copy (which shall not constitute Notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attn.: Brian J. McCarthy, Esq.
Fax No.: (213) 621-5070

IF TO HOLDINGS:	Calence Holdings, Inc.
1560 W. Fountainhead Pkwy., 2nd Floor
Tempe, Arizona 85282
Attn.: Michael F. Fong
Fax No.: (480) 212-7413

With a copy (which shall not constitute Notice) to:

Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attn.: Brian H. Blaney, Esq.
Fax No.: (602) 445-8603

IF TO AVNET:	Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034
Attn.: David R. Birk, Esq.
Fax No.: (480) 643-7877

IF TO MEMBER AGENT:	Michael F. Fong
4627 East La Mirada Way
Phoenix, Arizona 85044

IF TO THE FOUNDING STOCKHOLDERS:	At the address set forth under their names on the signature page hereto.
Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon receipt by the sender of an electronic confirmation of delivery if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by first class mail or personal delivery. Anything to the contrary contained herein notwithstanding, Notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other Persons to whom copies are provided above to be given.
(h) Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(i) Dispute Resolution. If there is a dispute arising out of or relating to this Agreement, the parties agree to resolve such dispute in the manner set forth in Section 9.4 of the Merger Agreement.
(j) Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, including without limitation, any proceeding brought under Section 9(i) hereof, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.
(k) Support Agreement Controls. In the event that any provision of this Agreement conflicts with any provision of the Merger Agreement, the provisions of this Agreement shall prevail.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer, Acquisition Sub, Avnet, Holdings, and the Founding Stockholders have caused this Support Agreement to be executed as of the date first written above.

BUYER: Insight Enterprises, Inc., a Delaware corporation
By:	/s/ Richard A. Fennessy
	Name:	Richard A. Fennessy
Its: Chief Executive Officer

ACQUISITION SUB: Insight Networking Services, LLC, a Delaware limited liability company
By:	/s/ Richard A. Fennessy
	Name:	Richard A. Fennessy
Its: Chief Executive Officer

AVNET Avnet, Inc., a New York Corporation
By:	/s/ David R. Birk
	Name:	David R. Birk
Its: Senior Vice President and General Counsel

HOLDINGS Calence Holdings, Inc. an Arizona corporation
By:	/s/ Michael Fong
	Name:	Michael Fong
Its: Chief Executive Officer

MEMBER AGENT
/s/ Michael F. Fong
Michael F. Fong
Address:

FOUNDING STOCKHOLDERS
/s/ Michael F. Fong
Michael F. Fong
Address:

/s/ Timothy J. Porthouse
Timothy J. Porthouse
Address:

/s/ Richard J. Lesniak, Jr.
Richard J. Lesniak, Jr.
Address:

/s/ Mary Donna Rives Lesniak
Mary Donna Rives Lesniak
Address:

Richard J. Lesniak Irrevocable Trust, established January 1, 2001
By:	/s/ Lowell Scott Salter, III, Trustee
	Name:	Lowell Scott Salter, III
Its: Trustee

Address:

Mary Donna Lesniak Irrevocable Trust, established January 1, 2001
By:	/s/ Lowell Scott Salter, III, Trustee
	Name:	Lowell Scott Salter, III
Its: Trustee
Address:

Schedule 2(a)
Statement of Membership Interest in Calence LLC

Owner	Class of Units	Number of Units	Percentage
Calence Holdings, Inc.	A	18,750,000	37.5%
Avnet, Inc.	B	31,250,000	62.5%

		50,000,000	100.0%

Beneficial Ownership of Founding Stockholders in Calence Holdings, Inc.

Beneficial Holder	Number of Shares
Fong	3,333,458
Porthouse	3,333,458
R. Lesniak	1,385,479
M. Lesniak	1,385,479
RJL Trust	281,250
MDL Trust	281,250
Fong’s shares are subject to (1) a Security and Pledge Agreement dated as of December 1, 2000, by and between Brenda L. Fong and Michael F. Fong (“Security Agreement”), and (2) Escrow Instructions dated January 29, 2001, by and between Michael F. Fong, Brenda L. Fong, and Arizona Escrow & Financial Corporation (“Escrow Instructions” and together with the Security Agreement and any other instrument or agreement entered into in connection therewith, the “Fong Security Agreements”).

Schedule 2(c)
Calence Holdings, Inc.
Capitalization
As of 1-23-08
Preferred Stock, $.01 par value, 10,000,000 shares authorized, none issued
Common stock, $.01 par value, 90,000,000 shares authorized, 10,610, 186 shares issued and outstanding

No. of Shares		Shareholder’s Name
107,083	1.01%	Thomas Adams
66,667	0.63%	Herbert Borovansky
101,667	0.96%	Patrick Dirck
25,000	0.24%	Richard Douglas Fink
3,333,458	31.42%	Michael F. Fong
3,113	0.03%	Maged A. Guirguis
20,000	0.19%	Mark Googins
1,385,479	13.06%	Richard J. Lesniak, Jr.
1,385,479	13.06%	Mary Donna Rives Lesniak
281,250	2.65%	Lowel Scott Salter, III, Trustee of the Mary Donna Lesniak Irrevocable Trust, established January 1, 2001
281,250	2.65%	Lowel Scott Salter, III, Trustee of the Mary Richard J. Lesniak Irrevocable Trust, established January 1, 2001
15,000	0.14%	Tania Ondrejka
782	0.01%	Adam Paulick
90,000	0.85%	Robert M. Pinkham
3,333,458	31.42%	Timothy J. Porthouse
15,000	0.14%	Matt Rees
132,500	1.25%	Brett Rushton
3,000	0.03%	William Michael Tart
30,000	0.28%	John E. Berndt

10,610,186		Total shares issued and outstanding

Schedule 4(b)

Indemnifying Party	Proportionate Share
Avnet	62.5%
Fong	12.5%
Porthouse	12.5%
R. Lesniak	5.2%
M. Lesniak	5.2%
RJL Trust	1.05%
MDL Trust	1.05%

Schedule 4(d)
(a) During the period from the Closing Date until the date that is 12 months after the Closing Date, the “Special Indemnity Matter” shall mean the conduct of the Company, Avnet or both, or any conduct for which the Company or Avnet may be held civilly or criminally liable, which conduct occurred between 1998 and the Closing Date, (A) in connection with participation in the E-Rate Program or (B) involving either (i) the Company’s and/or Avnet’s San Antonio, Texas office or (ii) any one of the following individuals: Michael Bain, Brad Allen, Brad Graves, Richard Zuniga, Michele Givens, Sara Jensen, Sandy Boeser, Mike Beeman, Michael Carpenter or Jeff Byrom, including, in each case, any civil or criminal investigation relating thereto or arising therefrom.
(b) From and after the date that is 12 months after the Closing Date, the “Special Indemnity Matter” shall mean the conduct of the Company, Avnet or both, or any conduct for which the Company or Avnet may be held civilly or criminally liable, which conduct occurred between 1998 and the Closing Date, in connection with procurement for public schools or libraries and/or participation in the E-Rate Program involving either (i) the Company’s and/or Avnet’s San Antonio, Texas office or (ii) any one of the following individuals: Michael Bain, Brad Allen, Brad Graves, Richard Zuniga, Michele Givens, Sara Jensen, Sandy Boeser, Michael Carpenter or Jeff Byrom, including, in each case, any civil or criminal investigation relating thereto or arising therefrom; provided, however, that:
(1)
if any Governmental Authority shall reveal within 12 months after the Closing Date that the scope of the Special Indemnity Matter has extended beyond the description set forth in this Section (b), then the Special Indemnity Matter shall continue to be as set forth in Section (a) above; and

(2)
if any internal investigation conducted by Buyer reasonably and in good faith shall reveal within 12 months after the Closing Date that the scope of the Special Indemnity Matter has extended beyond the description set forth in this Section (b), then the Special Indemnity Matter shall be as set forth in this Section (b) with the addition of those matters revealed by such internal investigation.

Schedule 5
Avnet Performance Bonds
[to follow]